UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)   August 11, 2005


U.S. Realty Income Partners, L.P.
(Exact name of registrant as specified in its charter)


     Delaware                                33-17577                62-1331754
(State or other jurisdiction         (Commission           (IRS Employer
      of incorporation)                   File Number)       Identification No.)


                     P.O. Box 58006, Nashville, TN                         37205
               (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code   615-665-5959



















Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [  ]           Rule 12h-3(b)(1)(ii)       [X]
Rule 12g-4(a)(1)(ii)       [  ]           Rule 12h-3(b)(2)(i)        [  ]
Rule 12g-4(a)(2)(i)        [  ]           Rule 12h-3(b)(2)(ii)       [  ]
Rule 12g-4(a)(2)(ii)       [  ]           Rule 15d-6                    [  ]
Rule 12h-3(b)(1)(i)        [  ]

Approximate number of holders of record as of the certification or notice date:
468



Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



					U.S. REALTY INCOME PARTNERS L.P.
					By:  Vanderbilt Realty Joint Venture,
					       The General Partner

					By:  Vanderbilt Realty Associates, Inc.
					       Its Managing General Partner

					By:  s/n Robert Bond Miller
					       Robert Bond Miller, President,
					       Director, Chief Executive Officer,
					       Chief Financial Officer and Chief
					       Accounting Officer

August 11, 2005